File No. 333-222358

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
ON FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INDEPENDENT BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	38-2032782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4200 East Beltline
Grand Rapids, Michigan 49525
(Address of Principal Executive Offices Including Zip Code)

TCSB Bancorp, Inc. Stock Incentive Plan of 2011, as Amended and Restated as of May 7, 2014
(Full Title of the Plan)

Robert N. Shuster
4200 East Beltline
Grand Rapids, Michigan 49525
(Name and address of agent for service)

(616) 527-5820
(Telephone number, including area code, of agent for service)

Copies of Communications to:
Kimberly A. Baber
Varnum LLP
Bridgewater Place, P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6851

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock (no par value)	188,000	(2)	(2)	(2)

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(2)
This Post-Effective Amendment No. 1 to Form S-4 on Form S-8 Registration Statement relates to up to 188,000 shares of Independent Bank Corporation's common stock, issuable upon the exercise of certain outstanding stock options under the TCSB Bancorp, Inc. Stock Incentive Plan of 2011, as Amended and Restated as of May 7, 2014, and assumed by Independent Bank Corporation pursuant to the Merger described below under "Explanatory Note."  Independent Bank Corporation has previously registered such shares and paid the required registration fee pursuant to the Form S-4 Registration Statement (Registration No. 333-222358) filed on December 29, 2017.

This Registration Statement contains a total of 5 pages (plus exhibits).  The Exhibit Index is located on page 4.

EXPLANATORY NOTE

Effective April 1, 2018, the merger (the "Merger") of TCSB Bancorp, Inc. ("TCSB") with and into Independent Bank Corporation ("IBCP") was completed pursuant to an Agreement and Plan of Merger, dated December 4, 2017 (the "Merger Agreement"). As a result, each share of TCSB common stock that was issued and outstanding immediately before the effective time of the Merger was converted into the right to receive 1.1166 shares of IBCP common stock plus cash in lieu of a fractional share. In addition, each option to acquire shares of TCSB common stock that was issued and outstanding immediately before the effective time of the Merger (each, an “Option”) was converted, by virtue of the Merger, into a fully-vested and exercisable option to acquire shares of IBCP common stock, subject to adjustment as described in the Merger Agreement, and IBCP assumed the TCSB Bancorp, Inc. Stock Incentive Plan of 2011, as amended and restated as of May 7, 2014 (the “Plan”), pursuant to which the Options were issued. Each Option continues to have, and is subject to, the same terms and conditions set forth in the Plan and the agreement to which such Option was subject immediately prior to the effective time of the Merger, except as otherwise provided in the Merger Agreement.

Pursuant to this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 Registration Statement, IBCP is registering 188,000 shares of its common stock issuable upon the exercise of Options under the Plan. IBCP previously registered such shares and paid the required registration fee pursuant to the Form S-4 Registration Statement (Registration No. 333-222358) filed on December 29, 2017.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission are incorporated herein by reference:

(a)	The Annual Report on Form 10-K for the Registrant for the year ended December 31, 2017;

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(c)	The description of the Registrant's common stock contained in the Registrant's Registration Statement (File No. 0-7818) filed pursuant to Section 12(g) of the Exchange Act.

All other reports or documents filed by the Registrant pursuant to the requirements of Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports or documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Michigan Business Corporation Act.  IBC is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. IBC has obtained a policy of directors' and officers' liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action. The foregoing does not apply if the director's actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

IBC's Articles of Incorporation and Bylaws.  The Company's Restated Articles of Incorporation, as amended, provide, among other things, for the indemnification of directors and officers and authorize the Board of Directors to indemnify other persons in addition to the officers and directors. Directors and officers are indemnified against any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding in which the director or officer is a witness or which is brought against such officer or director while serving at the request of the Company.

Insurance.  The Company's Restated Articles of Incorporation, as amended, authorize the purchase of insurance for indemnification purposes and that the right of indemnity in the Restated Articles of Incorporation, as amended, is not the exclusive means of indemnification.

Indemnification Agreements.  The Company has entered into Indemnification Agreements with each of its directors that provides for additional indemnity protection for the directors, consistent with the provisions of the MBCA.

Item 8.	Exhibits

A list of exhibits to this Registration Statement is set forth in the Exhibit Index appearing on page 4 of this Registration Statement and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit 4.1	Restated Articles of Incorporation of Independent Bank Corporation (incorporated herein by reference to Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q filed November 3, 2017).

Exhibit 4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2016 filed March 7, 2017).

Exhibit 5	Opinion of Varnum LLP with respect to the legality of the securities being registered*

Exhibit 23.1	Consent of Crowe Horwath LLP, Independent Registered Public Accounting Firm*

Exhibit 23.2	Consent of Varnum LLP (included with the opinion filed as Exhibit 5)*

Exhibit 24.1	Powers of Attorney**

Exhibit 99.1	TCSB Bancorp, Inc. Stock Incentive Plan of 2011, as Amended and Restated as of May 7, 2014*

*	Filed herewith
**	Previously filed with Registration Statement No. 333-222358, on December 29, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on April 2, 2018.

INDEPENDENT BANK CORPORATION

/s/ Robert N. Shuster
By:	Robert N. Shuster
Its:	Executive VP and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 Registration Statement has been signed below on April 2, 2018, by the following persons in the capacities indicated.

Signature	Capacity	Date

/s/ Robert N. Shuster	Executive Vice President and Chief Financial	April 2, 2018
Robert N. Shuster	Officer (Principal Financial Officer)

*	Director, President and Chief Executive Officer	April 2, 2018
William B. Kessel	(Principal Executive Officer)

*	Senior Vice President and Controller	April 2, 2018
James J. Twarozynski	(Principal Accounting Officer)

*	Director	April 2, 2018
Michael M. Magee, Jr.

*	Director	April 2, 2018
Stephen L. Gulis, Jr.

*	Director	April 2, 2018
Terry L. Haske

*	Director	April 2, 2018
Christina L. Keller

*	Director	April 2, 2018
Charles C. Van Loan

*	Director	April 2, 2018
William J. Boer

*	Director	April 2, 2018
Matthew J. Missad

*	Director	April 2, 2018
Joan A. Budden

*	Director	April 2, 2018
James E. McCarty

*	Director	April 2, 2018
Michael J. Cok

*By:	/s/ Robert N. Shuster
Robert N. Shuster
Attorney-in-Fact
April 2, 2018